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                                                                    EXHIBIT 99.1

                       RPM AFFIRMS THIRD QUARTER ESTIMATES
       -- PER-SHARE EARNINGS SHOULD MEET OR EXCEED CONSENSUS ESTIMATES --

MEDINA, Ohio - March 13, 2002 - RPM, Inc. (NYSE: RPM) announced today that it anticipates earnings for the third quarter of fiscal 2002, which ended February 28, will meet or exceed consensus estimates of $0.02 per diluted share for the current quarter. The company plans to issue its results in early April.

"Based on preliminary sales figures for the third quarter, we expect results to be in line with street estimates," said Frank C. Sullivan, president. "The results reflect the benefits of our restructuring, ongoing cost containment initiatives and strong demand in our Consumer products. This is offsetting softness in certain parts of our Industrial segment."

According to Sullivan, the Company further reduced its debt during the quarter by $29 million to $900 million through continual cash generation from operations.

The company also affirmed that it will meet or modestly exceed current full year consensus estimates of $.94 for its fiscal year ending May 31, 2002.

RPM, Inc. is a world leader in specialty coatings serving both industrial and consumer markets. RPM's industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Its consumer products are used by professionals and do-it-yourselfers for home, automotive and boat maintenance and by hobbyists. Industrial brands include Stonhard, Tremco, Carboline, Day-Glo, Euco and Dryvit. Consumer brands include Zinsser, Rust-Oleum, DAP, Flecto, Bondo and Testor.

For more information, contact: Glenn R. Hasman, vice president - finance and communications for RPM at (330) 273-8820.

This press release contains "forward-looking statements" based on management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the company that could cause actual results to differ materially from such statements. These uncertainties and other factors include risks related to the company's restructuring and consolidation program and its ability to realize the benefits from its restructuring and consolidation efforts; changes in the results of operations due to economic conditions or unforeseen factors; sales of non-core product lines or businesses; overall economic conditions within and among the company's domestic and international coatings markets; unusual weather conditions that might adversely affect sales; and such other risks and uncertainties described from time to time in the company's reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive, and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.